Filed pursuant to Rule 424(b)(3)

Registration No. 333-288787

PROSPECTUS SUPPLEMENT NO. 1

(to the Prospectus dated September 11, 2025)

Webull Corporation

Up to 75,159,236 Webull Class A Ordinary Shares

This prospectus supplement (this “Prospectus Supplement No. 1”) is part of the prospectus of Webull Corporation (the “Company”), dated September 11, 2025 (the “Prospectus”), which forms a part of the Company’s registration statement on Form F-1 (Registration No. 333-288787) (as amended, the “Registration Statement”), related to the offer and sale from time to time by the Selling Securityholder of up to (a) 159,236 Webull Class A Ordinary Shares issued pursuant to the Purchase Agreement to the Selling Securityholder as Commitment Shares at a deemed $12.56 purchase price per share, and (b) 75,000,000 Webull Class A Ordinary Shares that Webull may, in its discretion, elect to issue and sell to the Selling Securityholder, from time to time, pursuant to a standby equity purchase agreement that Webull entered into with the Selling Securityholder on July 1, 2025.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

The purpose of this Prospectus Supplement No. 1 is to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on November 20, 2025 and is included immediately following the cover page of this Prospectus Supplement No. 1.

This Prospectus Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and information in this Prospectus Supplement No. 1 from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus, this Prospectus Supplement No. 1, any amendments to the Registration Statement, subsequent supplements to the Prospectus or prior supplements to the Prospectus (to the extent information therein is not superseded by more up to date information in subsequent supplements to the Prospectus) carefully before you make your investment decision.

The Webull Class A Ordinary Shares and Webull Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “BULL” and “BULLW”, respectively. On November 19, 2025, the last reported prices of the Webull Class A Ordinary Shares and Webull Warrants, as reported on the Nasdaq, were $8.22 and $3.34, respectively.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented by this Prospectus Supplement No. 1, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is November 20, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2025

Commission File Number: 001-42597

Webull Corporation

200 Carillon Parkway
St. Petersburg, Florida 33716

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40- F.

Form 20-F ☒    Form 40-F ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On November 20, 2025, Webull Corporation (the “Company”) issued a press release reporting financial results for the three months ended September 30, 2025. On November 20, 2025, the Company also made available an investor presentation on its website. Copies of the press release and investor presentation are attached hereto as Exhibits 99.1 and 99.2, respectively.

This Report on Form 6-K (this “Report”), including all exhibits hereto, is incorporated by reference into the Company’s registration statement on Form S-8 (File No. 333-289886) and shall be a part of such registration statement from the date on which this Report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
99.1	Press Release dated November 20, 2025
99.2	Investor Presentation

Forward-Looking Statements

This Report includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this Report, the Exhibits thereto or other statements of the Company made in connection therewith, including, for instance, statements as to business strategy and plans, future results of operations and financial position, planned products and services, objectives of management for future operations or strategies of the Company, market size and growth opportunities, competitive position and technological and market trends are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “anticipate,” “expect,” “suggests,” “plan,” “believe,” “predict,” “potential,” “seek,” “future,” “propose,” “continue,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” or the negatives of these terms or variations of them or similar terminology although not all forward-looking statements contain such terminology.

All forward-looking statements are based upon current estimates and forecasts and reflect the reasonable views, assumptions, expectations, and opinions of the Company and its management as of the date of this Report, and are therefore subject to a number of factors, risks and uncertainties, some of which are not currently known to the Company and its management and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to: (1) the ability of the Company to grow and manage growth profitably, maintain relationships and deepen engagement with users, customers and suppliers, and retain its management and key employees; (2) the reliance of key functions of the Company’s business on third-parties and the risk that the Company’s platform and systems rely on software and applications that are highly technical and may contain undetected errors that could result in unexpected network interruptions, failures, security breaches, or computer virus attacks; (3) the risks associated with the Company’s global operations and continued global expansion, including, but not limited to, the risks related to complex or constantly evolving political or regulatory environments that may result in substantial costs or require adverse changes to the Company’s business practices; (4) the Company’s estimates of expenses and costs, of profitability or of other operational and financial metrics as well as the Company’s expectations regarding demand for and market acceptance of its products and service; (5) the Company’s reliance on trading related income, including payment for order flow (“PFOF”), and the risk of new regulation or bans on PFOF and similar practices; (6) the Company’s exposure to fluctuations in interest rates, rapidly changing interest rate environments, volatile prices of securities and digital assets and their respective trading volumes; (7) the Company’s reliance on a limited number of market makers and liquidity providers to generate a large portion of its revenues, and the negative impact of the loss of any of those market makers or liquidity providers; (8) the effects of competition in the Company’s industry and the Company’s need to constantly innovate and invest in new markets, products, technologies or services to retain, attract and deepen engagement with users; (9) changes in international trade policies and trade disputes that could result in tariffs, taxes or other protectionist measures adversely affecting our business; (10) risks related to general political, economic and business conditions globally and in jurisdictions where the Company operates; (11) risk of further actions taken by various government bodies in the United States that have made the Company the subject of inquiries and investigations relating to concerns about our connections to China; (12) the risk that the failure to protect customer data and privacy or to prevent security breaches relating to the Company’s platform could result in economic loss, damage to its reputation, deter customers from using its products and services, and expose it to legal penalties and liability; (13) risks related to the Company’s need as a regulated financial services company to develop and maintain effective compliance and risk management infrastructures as well as to maintain capital levels required by regulators and self-regulatory organizations; (14) the ability to meet, or continue to meet, stock exchange listing standards; (15) the possibility of adverse developments in pending or new litigation and regulatory investigations; (16) risks related to significant disruptions in the cryptocurrency market that negatively impacts user engagement with cryptocurrency trading on our platform; (17) political, regulatory or economic changes that affect cryptocurrencies, including changes in the governance of a cryptocurrency; (18) risks related to the offer and resale of our securities, such as dilution from the issuance of additional Class A ordinary shares upon the exercise of warrants, and increased volatility, or significant declines, in the price of our securities based on increased trading activity and the perception that sales of our securities may occur; and (19) other risks and uncertainties that are more fully described in filings made, or to be made, by the Company with the U.S. Securities and Exchange Commission (the “SEC”), including in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the SEC, such as the Company’s Annual Report on Form 20-F filed with the SEC on April 25, 2025. The foregoing list of factors is not exhaustive. Reported results should not be considered an indication of future performance. There may be additional risks that the Company and its management presently do not know about or that the Company and its management currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In light of these factors, risks and uncertainties, the forward-looking events and circumstances discussed in this Report may not occur, and any estimates, assumptions, expectations, forecasts, views or opinions set forth in this Report should be regarded as preliminary and for illustrative purposes only and accordingly, undue reliance should not be placed upon the forward-looking statements. The Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

WEBULL CORPORATION

Date: November 20, 2025	By:	/s/ Anquan Wang
	Name:	Anquan Wang
	Title:	Chief Executive Officer

3

Exhibit 99.1

Webull Reports Third Quarter 2025 Financial Results

Total revenues grew 55% year-over-year to $156.9 million, driven by user engagement and high-trading volumes

Customer assets increased 84% year-over-year, primarily due to broad-based market recovery and continued strong net deposits

Strong profitability performance while investing in geographic expansion, AI and new and enhanced product offerings

ST. PETERSBURG, FL., November 20, 2025 /PRNewswire/ – Webull Corporation (NASDAQ: BULL) (“Webull” or the “Company”) today announced financial and operating results for the third quarter ended September 30, 2025.

“We are proud of another strong quarter, with record revenue and customer assets driven by technological innovation, geographic and product expansion, and a favorable market backdrop,” said Anthony Denier, Group President and U.S. CEO of Webull. “We continue to execute and grow our platform as showcased by the launch of Vega, our new AI tool that brings personalized market analysis and investing insights, in addition to the delivery of a variety of new offerings, including corporate bonds, access to event-based prediction markets and the re-introduction of crypto.”

“Our revenue growth accelerated in the third quarter and continued to comfortably outpace our expense growth, underscoring our disciplined execution and commitment to profitable growth,” said H.C. Wang, Chief Financial Officer of Webull. “We remain focused on creating long-term sustainable shareholder value while investing in high-growth areas, product innovation and expanded global access to our sophisticated trading platform.”

Third Quarter Results and Highlights

Financial Results

●	Total revenues increased 55% year-over-year to $156.9 million.

●	Trading-related revenue increased 64% year-over-year.

●	Total operating expenses increased 18% year-over-year, primarily driven by higher brokerage and transaction costs, reflecting rapid growth in trading volumes and product expansion, and increased general and administrative expenses due to headcount growth and compensation accruals, partially offset by lower marketing spend.

●	Adjusted operating expenses increased 13% year-over-year to $120.2 million.

●	Income before income taxes totaled $38.9 million for the quarter, representing a year-over-year increase of $48.2 million.

●	Adjusted operating profit totaled $36.7 million for the quarter, representing a year-over-year improvement of $42.1 million and a 28.7% expansion in operating margin.

●	Adjusted operating profit per share – basic and diluted was $0.08 and $0.07, respectively, compared with an adjusted operating loss per share of $0.04 (basic and diluted) in the prior year comparative quarter.

●	Net income attributable to the Company increased $55.2 million year-over-year from a loss of $33.5 million to income of $21.7 million.

●	Adjusted net income increased $38.6 million year-over-year, shifting from an adjusted net loss of $5.7 million to adjusted net income of $32.9 million.

●	Net income per ordinary share – basic and diluted was $0.08 and $0.07, respectively, per share, compared to basic income per ordinary share of $4.52 and diluted loss per share of $0.02 in the prior year comparative quarter.

-	The year-over-year decrease in basic EPS was primarily driven by a non-cash accounting gain recorded in the prior year comparative quarter, resulting from a significant decline in the fair value of our preferred shares, which increased net income attributable to ordinary shareholders in that period.

-	Upon the closing of our business combination transaction with SK Growth Opportunities in April 2025, our preferred stock converted into ordinary shares, and we no longer have any preferred stock outstanding.

Operating Results

●	Customer assets totaled $21.2 billion, an all-time high, representing 84% year-over-year growth, driven by market recovery and strong net deposits, which grew 31% year-over-year.

●	Funded accounts increased to 4.93 million, representing 9% year-over-year growth.

●	Registered users increased 17% year-over-year to 25.9 million users.

●	Options contracts volume grew to 147 million, a 24% year-over-year increase and an increase of 15.7% from the previous quarter.

●	Equity notional volume grew to $204 billion, a 71% year-over-year increase and an increase of 26.7% from the previous quarter.

Company Highlights

●	In August, we officially relaunched cryptocurrency trading in the U.S. market, giving users access to their Webull Pay accounts directly within the Webull app, and allowing them to trade cryptocurrency alongside all other Webull products.

●	In August, we also launched cryptocurrency in Australia, enabling access to trading of up to 240 cryptocurrencies powered by a partnership with Coinbase Prime.

●	In September, we launched Webull in the European Union with the introduction of brokerage services in the Netherlands, giving retail investors access to European and U.S.-listed equities, fractional shares, European ETFs and U.S. options.

●	In September, we rolled out Level 3 Options for our customers in Canada, Singapore and Hong Kong, granting access to a broader range of U.S. options strategies and providing clients with exposure to all areas of capital markets to empower full control over their portfolios.

●	Subsequent to the close of the third quarter, we launched corporate bond trading for U.S. customers, building on our previous rollout of U.S. government bond trading, marking a move to enable further user portfolio diversification.

●	Subsequent to the close of the third quarter, we introduced Vega AI, the next evolution of our AI-powered decision partner delivering real-time, personalized insights and analysis using news, earnings, and data for investors to help them navigate the complexities of modern trading.

●	Subsequent to the close of the third quarter, we entered into a partnership with Meritz Financial Group, one of South Korea’s largest financial institutions, to offer South Korean investors seamless access to U.S. equity markets.

Conference Call Information

Webull will host a conference call to discuss its results at 5:00 p.m. E.T. today, November 20, 2025. The conference call can be accessed at https://event.choruscall.com/mediaframe/webcast.html?webcastid=hwHZv0ih or participants may dial 1-866-652-5200 (U.S.) or 1-412-317-6060 (international).

Following the call, a replay and transcript will be available on the Company’s website at www.webullcorp.com/investor-relations, as well as the earnings press release and accompanying slide presentation.

About Webull Corporation

Webull Corporation (NASDAQ: BULL) owns and operates Webull, a leading digital investment platform built on next-generation global infrastructure. Through its global network of licensed brokerages, Webull offers investment services in 14 markets across North America, Asia Pacific, Europe, and Latin America. Webull serves more than 25 million registered users globally, providing retail investors with 24/7 access to global financial markets. Users can put investment strategies to work by trading global stocks, ETFs, options, futures, fractional shares, and digital assets through Webull’s trading platform, which seamlessly integrates market data and information, its user community, and investor education resources. Learn more at www.webullcorp.com. You may also access certain information on Webull and its securities on the website of the U.S. Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, where Webull will, among others, be filing reports, such as Reports on Form 6-K and its Annual Report on Form 20-F.

Contacts

For Investors

ir@webullcorp.com

For Media
5W Public Relations

Nicholas Koulermos
Webull@5wpr.com
(212) 999-5585

Use of Non-GAAP Financial Measures

We use adjusted operating profit, adjusted operating profit per share, adjusted net income, and adjusted operating expenses, all of which are non-GAAP financial measures, to evaluate our operating results and for financial and operational decision-making purposes. Adjusted operating profit represents income from continuing operations, before income taxes, excluding share-based compensation expenses, one-time transactions, and other expense (income), net. Adjusted operating profit per share represents adjusted operating profit divided by our weighted average shares outstanding on a basic and diluted basis. Adjusted net income represents net income attributable to the Company, excluding share-based compensation expenses, foreign currency transaction gains and losses, and one-time transactions. Adjusted operating expenses represent total operating expenses, excluding share-based compensation expenses and one-time transactions.

We believe that adjusted operating profit, adjusted operating profit per share, adjusted net income, and adjusted operating expenses help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in income before income taxes, net income, and total operating expenses. We believe that adjusted operating profit, adjusted net income, and adjusted operating expenses provide useful information about our operating results, enhances the overall understanding of our past performance and future prospects and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

Adjusted operating profit, adjusted operating profit per share, adjusted net income, and adjusted operating expenses should not be considered in isolation or construed as an alternative to income before income taxes, net income attributable to the Company, and total operating expenses or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to compare the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted operating profit, adjusted operating profit per share, adjusted net income, and adjusted operating expenses presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

For more information on these non-GAAP financial measures, please see the table captioned “Unaudited Reconciliations of Non-GAAP and GAAP Financial Measures” set forth at the end of this press release.

Definitions

“Customer assets” refer to the sum of the fair value of all equities, ETFs, options, warrants, futures, and cash held by customers in their Webull brokerage accounts, net of customer margin balances, as of the record date. While customer assets are significantly impacted by mark-to-market valuations of customers’ investments, we consider customer assets an important metric as growth in customer assets generally leads to an increase in trading volumes and revenue.

“Funded accounts” refer to Webull brokerage accounts into which the customer has made an initial deposit or money transfer, of any amount, whose account balance (which is measured as the fair value of assets in the customer’s account less the amount due from the customer) has not dropped to or below zero for 45 consecutive calendar days as of the record date. Funded accounts reflect unique customers, and multiple funded accounts by a single customer are counted as one funded account. Growth in our funded accounts provides insight as to the effectiveness of our marketing efforts and our ability to acquire monetizable customers. Funded accounts are positively correlated with, but are not determinative, of customer assets, trading volumes, and revenue.

“Options contracts volume” refers to the total number of options contracts bought or sold over a specified period of time. Options contracts volume directly drives our options trading revenue, as we earn payment for order flow or commissions for customers’ options trades on a per contract basis. However, options contracts volume is highly sensitive to market conditions in the short-term, which makes predicting our options trading revenue with precision difficult.

“Registered users” refer to those users who have registered on our platform but not necessarily have opened a brokerage account with one of our licensed broker-dealers. Growth in our registered users provides insight as to the popularity of the Webull App. While we do not generate revenue from registered users who do not have brokerage accounts with us, registering an account on the Webull App is the first step toward opening and funding a brokerage account with us.

Webull Corporation
Condensed Consolidated Statements of Financial Position

	September 30, 2025	December 31, 2024
Assets	(Unaudited)
Cash and cash equivalents	$654,805,055	$270,728,008
Cash and cash equivalents segregated under federal and foreign requirements	1,395,266,400	939,232,153
Receivables from brokers, dealers, and clearing organizations	494,913,033	262,093,040
Receivables from customers, net	546,488,190	301,107,428
Prepaid expenses and other current assets	55,559,907	50,344,836
Customer-held fractional shares	155,354,736	108,252,531
Total current assets	3,302,387,321	1,931,757,996
Right-of-use assets	63,927,821	66,293,751
Property and equipment, net	32,691,799	33,629,770
Intangible assets, net	56,295,904	19,415,963
Goodwill	30,264,138	5,197,438
Deferred tax assets	1,466,182	12,374,499
Other non-current assets	1,500,000	-
Total non-current assets	186,145,844	136,911,421
Total assets	$3,488,533,165	$2,068,669,417

Liabilities, mezzanine equity, and shareholders’ equity (deficit)
Payables due to customers	$2,276,962,347	$1,378,625,130
Payables due to brokers, dealers, and clearing organizations	604,812	1,490,537
Lease liabilities - current portion	3,361,425	4,969,959
Accounts payable and other accrued expenses	85,381,207	61,079,799
Total current liabilities	2,366,309,791	1,446,165,425

Lease liabilities - non-current portion	9,393,180	10,438,555
Unsecured promissory notes	100,000,000	-
Deferred tax liabilities	13,762,903	5,292,255
Total non-current liabilities	123,156,083	15,730,810
Total liabilities	2,489,465,874	1,461,896,235

Commitments and Contingencies	–	–

Mezzanine equity
Convertible redeemable preferred shares (aggregate liquidation preference of $0 and $644,132,365 as of September 30, 2025 and December 31, 2024, respectively; and aggregate redemption value of $0 and $2,861,748,733 as of September 30, 2025 and December 31, 2024, respectively)	–	2,861,748,733
Total mezzanine equity	–	2,861,748,733

Shareholders’ equity (deficit)
Class A ordinary shares ($0.00001 par value; 4,000,000,000 shares authorized, 419,062,786 and 417,957,827 shares issued and outstanding as of September 30, 2025, respectively; and 143,531,580 and 139,307,224 shares issued and outstanding as of December 31, 2024, respectively)	4,180	1,393
Class B ordinary shares ($0.00001 par value, 1,000,000,000 shares authorized, 83,859,005 shares issued and outstanding as of September 30, 2025 and no shares as of December 31, 2024)	839	–
Treasury shares (1,104,959 and 4,224,356 shares as of September 30, 2025 and December 31, 2024, respectively)	–	–
Additional paid in capital	3,185,763,659	–
Accumulated deficit	(2,181,231,171)	(2,241,054,086)
Accumulated other comprehensive loss	(5,683,271)	(15,195,946)
Total shareholders’ equity (deficit)	998,854,236	(2,256,248,639)
Noncontrolling interest	213,055	1,273,088
Total equity (deficit)	999,067,291	(2,254,975,551)
Total liabilities, mezzanine equity, and total equity (deficit)	$3,488,533,165	$2,068,669,417

Webull Corporation
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Equity and option order flow rebates	$83,657,203	$51,425,460	$216,457,223	$138,654,512
Interest related income	43,359,428	32,983,079	110,786,025	97,379,499
Handling charge income	23,336,194	13,731,449	60,988,707	33,801,384
Other revenues	6,582,974	3,000,255	17,566,029	10,136,456
Total revenues	156,935,799	101,140,243	405,797,984	279,971,851
Operating expenses
Brokerage and transaction	35,603,907	19,843,323	93,650,079	56,739,396
Technology and development	22,528,970	16,440,794	58,594,311	46,331,022
Marketing and branding	29,401,201	48,166,631	82,693,073	115,363,208
General and administrative	44,988,458	27,403,681	129,585,902	90,928,477
Total operating expenses	132,522,536	111,854,429	364,523,365	309,362,103
Other (income) expense, net	(14,539,551)	(1,474,638)	4,209,662	(31,158)
Income (loss) before income taxes	38,952,814	(9,239,548)	37,064,957	(29,359,094)
Provision for income taxes	2,156,039	331,215	15,714,041	4,443,876
Net income (loss)	36,796,775	(9,570,763)	21,350,916	(33,802,970)
Less net loss attributable to noncontrolling interest	(120,823)	(120,917)	(378,462)	(347,337)
Net income (loss) attributable to the Company	36,917,598	(9,449,846)	21,729,378	(33,455,633)
Preferred shares redemption value decrease (increase)	-	645,893,351	(21,702,737)	(452,910,774)
Fair value of ordinary shares issued to preferred shareholders	-	-	(513,080,828)	-
Fair value of ordinary share warrants issued to preferred shareholders	-	-	(15,600,000)	-
Excess carrying value of preferred shares repurchased	-	-	38,093,537	-
Net Income (loss) attributable to ordinary shareholders	$36,917,598	$636,443,505	$(490,560,650)	$(486,366,407)

Net income (loss) per share attributable to ordinary shareholders
Basic	$0.08	$4.52	$(1.38)	$(3.51)
Diluted	$0.07	$(0.02)	$(1.38)	$(3.51)
Weighted-average shares outstanding
Basic	490,103,946	140,836,227	354,885,344	138,668,296
Diluted	508,333,712	420,347,371	354,885,344	138,668,296

Net income (loss)	$36,796,775	$(9,570,763)	$21,350,916	$(33,802,97 0)
Other comprehensive (loss) income, net of tax:
Change in cumulative foreign currency translation adjustment	(1,470,708)	5,230,448	9,483,312	1,184,392
Other comprehensive (loss) income	(1,470,708)	5,230,448	9,483,312	1,184,392
Comprehensive income (loss)	35,326,067	(4,340,315)	30,834,228	(32,618,578)
Less comprehensive loss attributable to noncontrolling interest	(120,823)	(120,917)	(378,462)	(347,337)
Less foreign currency translation adjustment attributable to noncontrolling interest	(13,650)	(12,905)	(29,363)	(25,778)
Preferred shares redemption value decrease (increase)	-	645,893,351	(21,702,737)	(452,910,774)
Fair value of ordinary shares issued to preferred shareholders	-	-	(513,080,828)	-
Fair value of ordinary share warrants issued to preferred shareholders	-	-	(15,600,000)	-
Excess carrying value of preferred shares repurchased	-	-	38,093,537	-
Comprehensive income (loss) attributable to ordinary shareholders	$35,460,540	$641,686,858	$(481,047,975)	$(485,156,237)

Webull Corporation

Unaudited Reconciliation of Non-GAAP and GAAP Financial Measures

Adjusted Operating Expenses Reconciliation

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Total operating expenses (GAAP)	$132,522,536	$111,854,429	$364,523,365	$309,362,103
Less: Share-based compensation	4,483,566	5,355,107	39,522,013	25,966,041
One-time transaction:
Add: Webull Pay transaction related employee distributions	7,925,436	-	7,925,436	-
Adjusted operating expenses (Non-GAAP)	$120,113,534	$106,499,322	$317,075,916	$283,396,062

Adjusted Operating Profit Reconciliation

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Income (loss) before income taxes (GAAP)	$38,952,814	$(9,239,548)	$37,064,957	$(29,359,094)
Add: Other expense (income), net	(14,539,551)	(1,474,638)	4,209,662	(31,158)
Add: Share-based compensation	4,483,566	5,355,107	39,522,013	25,966,041
One-time transaction:
Add: Webull Pay transaction related employee distributions	7,925,436	-	7,925,436	-
Adjusted operating profit (loss) (Non-GAAP)	$36,822,265	$(5,359,079)	$88,722,068	$(3,424,211)

Adjusted operating profit per share (Non-GAAP) - basic	$0.08	$(0.04)	$0.25	$(0.02)
Adjusted operating profit per share (Non-GAAP) - diluted	$0.07	$(0.04)	$0.25	$(0.02)
Weighted-average shares outstanding - basic	490,103,946	140,836,227	354,885,344	138,668,296
Weighted-average shares outstanding - diluted	508,333,712	140,836,227	354,885,344	138,668,296

Adjusted Net Income Reconciliation

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss) attributable to the Company (GAAP)	$36,917,598	$(9,449,846)	$21,729,378	$(33,455,633)
Add: Share-based compensation	4,483,566	5,355,107	39,522,013	25,966,041
Add: Foreign currency transaction losses (gains)	(865,581)	(1,570,860)	4,978,358	466,498
One-time transaction:
Add: Equity offering costs	-	-	10,976,693	-
Add: Webull Pay transaction related employee distributions	7,925,436	-	7,925,436	-
Less: Gain from Webull Pay acquisition	(15,495,593)	-	(15,495,593)	-
Adjusted net income (loss) (Non-GAAP)	$32,965,426	$(5,665,599)	$69,636,285	$(7,023,094)

Contra Revenue Impact

Most of our platform users are not considered customers under ASC 606, Revenues from Contracts with Customers (“ASC 606”), and promotional payments made to these platform users are accounted for as a marketing and branding expense. Conversely, for our platform users who have been determined to be customers under ASC 606, we account for these promotional payments as a reduction in revenue (i.e., “contra revenue”). The following presents how contra revenue impacted our revenues.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Contra revenue impact on:	(unaudited)		(unaudited)
Option handling fees	$(2,241,855)	$(28,019)	$(3,801,268)	$(209,905)
Platform and trading fees	(1,204,441)	(713,388)	(7,130,146)	(2,343,702)
Other income	(214,069)	-	(641,511)	-
Total contra revenue	$(3,660,365)	$(741,407)	$(11,572,925)	$(2,553,607)

Statement regarding unaudited financial and operational information

The unaudited financial and operational information included in this press release is subject to potential adjustments and is based on the information available to management at this time. Potential adjustments to operational and consolidated financial information may be identified from work performed during Webull’s preparation of financial statements subsequently hereto or its year-end audit. Information may also be presented differently from the information included herein in the future. This could result in significant differences from the unaudited or other historical operational and financial information included herein.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release or other statements of the Company made in connection herewith, including, for instance, statements as to business strategy and plans, future results of operations and financial position, planned products and services, objectives of management for future operations or strategies of the Company, market size and growth opportunities, competitive position and technological and market trends, are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “anticipate,” “expect,” “suggests,” “plan,” “believe,” “predict,” “potential,” “seek,” “future,” “propose,” “continue,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” or the negatives of these terms or variations of them or similar terminology although not all forward-looking statements contain such terminology.

All forward-looking statements are based upon current estimates and forecasts and reflect the reasonable views, assumptions, expectations, and opinions of the Company and its management as of the date of this press release, and are therefore subject to a number of factors, risks and uncertainties, some of which are not currently known to the Company and its management and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to: (1) the ability of the Company to grow and manage growth profitably, maintain relationships and deepen engagement with users, customers and suppliers, and retain its management and key employees; (2) the reliance of key functions of the Company’s business on third-parties and the risk that the Company’s platform and systems rely on software and applications that are highly technical and may contain undetected errors that could result in unexpected network interruptions, failures, security breaches, or computer virus attacks; (3) the risks associated with the Company’s global operations and continued global expansion, including, but not limited to, the risks related to complex or constantly evolving political or regulatory environments that may result in substantial costs or require adverse changes to the Company’s business practices; (4) the Company’s estimates of expenses and costs, of profitability or of other operational and financial metrics as well as the Company’s expectations regarding demand for and market acceptance of its products and service; (5) the Company’s reliance on trading related income, including payment for order flow (“PFOF”), and the risk of new regulation or bans on PFOF and similar practices; (6) the Company’s exposure to fluctuations in interest rates, rapidly changing interest rate environments, volatile prices of securities and digital assets and their respective trading volumes; (7) the Company’s reliance on a limited number of market makers and liquidity providers to generate a large portion of its revenues, and the negative impact of the loss of any of those market makers or liquidity providers; (8) the effects of competition in the Company’s industry and the Company’s need to constantly innovate and invest in new markets, products, technologies or services to retain, attract and deepen engagement with users; (9) changes in international trade policies and trade disputes that could result in tariffs, taxes or other protectionist measures adversely affecting our business; (10) risks related to general political, economic and business conditions globally and in jurisdictions where the Company operates; (11) risk of further actions taken by various government bodies in the United States that have made the Company the subject of inquiries and investigations relating to concerns about our connections to China; (12) the risk that the failure to protect customer data and privacy or to prevent security breaches relating to the Company’s platform could result in economic loss, damage to its reputation, deter customers from using its products and services, and expose it to legal penalties and liability; (13) risks related to the Company’s need as a regulated financial services company to develop and maintain effective compliance and risk management infrastructures as well as to maintain capital levels required by regulators and self-regulatory organizations; (14) the ability to meet, or continue to meet, stock exchange listing standards; (15) the possibility of adverse developments in pending or new litigation and regulatory investigations; (16) risks related to significant disruptions in the cryptocurrency market that negatively impacts user engagement with cryptocurrency trading on our platform; (17) political, regulatory or economic changes that affect cryptocurrencies, including changes in the governance of a cryptocurrency; (18) risks related to the offer and resale of our securities, such as dilution from the issuance of additional Class A ordinary shares upon the exercise of warrants, and increased volatility, or significant declines, in the price of our securities based on increased trading activity and the perception that sales of our securities may occur; and (19) other risks and uncertainties that are more fully described in filings made, or to be made, by the Company with the SEC, including in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the SEC, such as the Company’s Annual Report on Form 20-F filed with the SEC on April 25, 2025. The foregoing list of factors is not exhaustive. Reported results should not be considered an indication of future performance. There may be additional risks that the Company and its management presently do not know about or that the Company and its management currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In light of these factors, risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur, and any estimates, assumptions, expectations, forecasts, views or opinions set forth in this press release should be regarded as preliminary and for illustrative purposes only and accordingly, undue reliance should not be placed upon the forward-looking statements. The Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Exhibit 99.2

TH I R D Q UA R T E R 2025 Earnings

This presentation by Webull Corporation (“Webull”) includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Among other things, statements other than statements of historical fact, including statements about Webull’s beliefs and expectations, Webull’s business strategy and operational plans, planned products and services, financial and market outlook, and projections, are forward - looking statements. These forward - looking statements can be identified by terminology such as “may,” “could,” “will,” “expect,” “anticipate,” “aim,” “future,” “intend,” “plan,” “believe,” “estimate,” “likely to,” “potential,” “confident,” “guidance,” and similar terminology, although not all forward - looking statements contain such terminology. All forward - looking statements are based upon current estimates and forecasts and reflect the reasonable views, assumptions, expectations, and opinions of Webull and its management as of the date of this presentation, and are therefore subject to a number of factors, risks and uncertainties, some of which are not currently known to Webull and its management and could cause actual results to differ materially from those expressed or implied by such forward - looking statements. Some of these factors include, but are not limited to, the risks and uncertainties that are more fully described in filings made, or to be made, by Webull with the U.S. Securities and Exchange Commission (the “SEC”), including in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward - Looking Statements” in those filings. There may be additional risks that Webull and its management presently do not know or that Webull and its management currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward - looking statements. In light of these factors, risks and uncertainties, the forward - looking events and circumstances discussed in this presentation may not occur, and any estimates, assumptions, expectations, forecasts, views or opinions set forth in this press release should be regarded as preliminary and for illustrative purposes only and accordingly, undue reliance should not be placed upon the forward - looking statements. All information provided in this presentation is as of the date hereof, and Webull undertakes no obligation to update any forward - looking statement, except as required under applicable law. This presentation contains certain financial measures that are not recognized under generally accepted accounting principles in the U.S. (“GAAP”), including adjusted operating profit, adjusted net income, and adjusted operating expenses. Adjusted operating profit represents income from continuing operations, before income taxes, excluding share - based compensation expenses, one - time transactions, and other expense (income), net. Adjusted net income represents net income attributable to the Company, excluding share - based compensation expenses, foreign currency transaction gains and losses and one - time transactions. Adjusted operating expenses represent total operating expenses, excluding share - based compensation expenses and one - time transactions. Webull believes that adjusted operating profit, adjusted net income, and adjusted operating expenses help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in income from continuing operations, before income taxes, and total operating expenses. Such measures also provide useful information about Webull’s operating results, enhances the overall understanding of Webull’s past performance and future prospects and allows for greater visibility with respect to key metrics used by Webull’s management in its financial and operational decision - making. The reconciliation of those measures to the most comparable GAAP measures is presented in the Appendix at the end of this presentation. These non - GAAP measures have limitations as an analytical tool and you should not consider them in isolation or as a substitute for an analysis of Webull’s financial results under GAAP. Adjusted operating profit, adjusted net income and adjusted operating expenses presented here may not be comparable to similarly titled measures presented by other companies. This presentation does not constitute investment, tax or legal advice, and does not contain all relevant information relating to Webull or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of Webull. This presentation does not constitute (i) an offer or invitation for the sale or purchase of our securities or a commitment of Webull, or (ii) a solicitation of proxy, consent or authorization with respect to any securities. This presentation shall not form the basis of any contract, commitment or investment decision and does not constitute either advice or recommendation regarding any securities. Nothing contained in this presentation shall be relied upon as a promise or representation as to the past or future performance or results of Webull. We own or have rights to various trademarks, trade names or service marks that we use in connection with our business, including, among others, “Webull” and our other registered and common law trade names, trademarks and service marks, including our corporate logo . Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the TM and ® symbols, but we will assert, to the fullest extent under applicable law, rights to such trademarks, service marks and trade names . The unaudited financial and operational information included in this presentation is subject to potential adjustments and is based on the information available to management at this time. Potential adjustments to operational and consolidated financial information may be identified from work performed during Webull's preparation of financial statements subsequently hereto or its year - end audit. Information may also be presented differently from the information included herein in the future. This could result in significant differences from the unaudited or other historical operational and financial information included herein. Disclaimers webullcorp.com/investor - relations/

Total Revenues $ in millions Q3 2025 Highlights Accelerating revenue growth with controlled expenses delivers another quarter of solid profitability Adjusted Operating Expenses $ in millions 101.1 156.9 3Q 24 3Q 25 106.5 3Q 24 3Q 25 +13% 120.2 +55% Adjusted Operating Profit $ in millions - 5.4 36.7 3Q 24 3Q 25 - 5.3% 23.4% 2 webullcorp.com/investor - relations/ +28.7PT OPERATING PROFIT MARGIN IMPROVEMENT OVER Q3 LAST YEAR

Webull 2025 Roadmap Expanding Product Offerings Entering New Asset Classes Expanding Access Globally • Over 50% of new funded accounts are trading crypto Reintroducing crypto • Expanded offerings to include futures trading and sports prediction markets We are making solid progress on our product roadmap and continuing to build on recent launches Prediction markets • Introduced sports prediction markets covering NFL, NBA, NASCAR, F1 and college football events • More than 30 million prediction contracts in October Webull Premium • 90k subscribers since launch, well ahead of internal target of 100k subscribers by year - end Vega • Introduced AI tool for new and seasoned investors to navigate modern trading and make smarter decisions • Facilitates asset transfers from traditional brokerages, making the platform more suitable for sophisticated investors Corporate bonds • Introduced the differentiated offering to provide customers with low - risk investment options with steady yields EU • Launched platform in the Netherlands and plan to expand to additional European markets soon Asia • Entered into partnership with Meritz Financial Group to offer US market access to Korean investors • Level 3 trading options live in Singapore and Hong Kong and set to launch in Japan Canada • On track to reach $1 billion assets under management Global • Surpassed 700k funded accounts outside the US 3 webullcorp.com/investor - relations/

4.51 4.66 4.72 4.73 4.93 * 3Q 24 4Q 24 1Q 25 2Q 25 3Q 25 98.4% Q3 2025 Business Results – Users and Accounts Funded Accounts in millions Registered Users in millions % Quarterly Retention 98.3% 97.5% +17% YEAR - OVER - YEAR Registered users increased 17% year - over - year to 25.9 million, while funded accounts grew 9% year - over - year to 4.93 million 22.1 23.3 24.1 24.9 25.9 3Q 24 4Q 24 1Q 25 2Q 25 3Q 25 97.1% +9% YEAR - OVER - YEAR 97.7% 4 webullcorp.com/investor - relations/ *Includes 143.8 thousand new funded accounts obtained from the Webull Pay acquisition.

Q3 2025 Business Results – Customer Assets Customer assets reached all time high in Q3, driven by market recovery and strong net deposits Net Deposits $ in billions 1.6 1.2 1.1 1.5 2.1 ** 3Q 24 4Q 24 1Q 25 2Q 25 3Q 25 11.5 13.6 12.6 15.9 21.2 * 3Q 24 4Q 24 1Q 25 2Q 25 3Q 25 Webull Pay 1.2 20.0 Customer Assets $ in billions +84% YEAR - OVER - YEAR +31% YEAR - OVER - YEAR 5 webullcorp.com/investor - relations/ $5.9 BILLION NET DEPOSITS OVER THE LAST TWELVE MONTHS *Customer Assets include $1.2 billion from the acquisition of Webull Pay. **Net Deposits do not include new assets acquired from Webull Pay.

Q3 2025 Business Results – Trading Core products of equities and options trading volume increased 71% and 24% year - over - year, respectively 119 128 128 161 204 3Q 24 4Q 24 1Q 25 2Q 25 3Q 25 119 112 121 127 147 3Q 24 4Q 24 1Q 25 2Q 25 3Q 25 Equity Notional Volume $ in billions +71% YEAR - OVER - YEAR Options Contracts Volume $ in millions +24% YEAR - OVER - YEAR 6 webullcorp.com/investor - relations/

Q3 2025 Financial Results – Revenues & Expenses Total revenues increased 55% year - over - year, significantly outpacing growth in expenses Adjusted Operating Expenses $ in millions 101.1 110.1 117.4 131.5 156.9 3Q 24 4Q 24 1Q 25 2Q 25 3Q 25 106.5 88.6 88.7 108.2 120.2 3Q 24 4Q 24 1Q 25 2Q 25 3Q 25 Total Revenues $ in millions +55% YEAR - OVER - YEAR +13% YEAR - OVER - YEAR 7 webullcorp.com/investor - relations/

Adjusted Operating Profit $ in millions | Q3 2025 Financial Results – Profits and Margins Resulting in four straight quarters of operating profitability Adjusted Net Income $ in millions | - 5.3% 19.6% 24.4% 17.7% % Adjusted Operating Profit Margin +28.7 PT OPERATING PROFIT MARGIN IMPROVEMENT OVER Q3 LAST YEAR +26.6 PT NET INCOME IMPROVEMENT OVER Q3 LAST YEAR Adjusted operating profit and adjusted net income are non - GAAP financial measures that exclude share - based compensation, foreign currency transaction losses and one - time transactions. Specifically, Q2 2025 adjusted net income excludes offering expenses related to the Company’s listing which was completed in April 2025, and Q3 2025 adjusted net income excludes Webull Pay transaction related employee distribution and gain recognized from the acquisition of Webull Pay. 21.6 28.7 23.3 36.7 +$42.1 MILLION IMPROVEMENT YEAR - OVER - YEAR +$38.6 MILLION IMPROVEMENT YEAR - OVER - YEAR % Adjusted Net Income as Percentage of Revenue 15.0 21.3 15.4 - 5.7 - 5.4 3Q 25 2Q 25 1Q 25 4Q 24 3Q 24 3Q 25 2Q 25 1Q 25 4Q 24 3Q 24 32.9 - 5.6% 13.6% 18.1% 11.7% 23.4% 20.9% 8 webullcorp.com/investor - relations/

Q3 2025 Financial Results – Trading Related Revenues Trading related revenues increased 64% year - over - year on the back of trading volume growth and higher monetization 16.2 18.1 18.8 19.6 27.6 42.6 47.3 53.4 56.2 65.0 7.1 6.7 9.5 13.0 15.2 0.0 20.0 40.0 60.0 80.0 100.0 120.0 3Q 24 4Q 24 1Q 25 2Q 25 3Q 25 Equity Revenue Option Revenue Platform and trading fees DARTs refer to daily average revenue trades, which is the number of customer trades executed during a given period divided by the number of trading days in that period. 107.8 | $ in millions 65.9 72.1 81.7 88.8 707 778 924 1008 1101 DARTs in thousands 9 webullcorp.com/investor - relations/

Q3 2025 Financial Results – Interest Related Income Interest - related income increased 32% year - over - year, mainly due to increase in client interest - generating balance $ in millions 7.3 5.3 5.4 7.6 9.7 8.1 7.5 8.9 8.6 9.7 14.1 17.9 14.6 18.0 19.4 3.4 2.5 2.2 2.1 4.6 40.0 35.0 30.0 25.0 20.0 15.0 10.0 5.0 0.0 50.0 45.0 3Q 24 4Q 24 1Q 25 2Q 25 3Q 25 Stock Lending Margin Financing Client Cash Corporate Cash 10 webullcorp.com/investor - relations/ 43.4 32.9 33.2 31.1 36.3

Q3 2025 Financial Results – Adjusted Operating Expenses 24.6 27.4 27.4 26.2 39.2 14.4 15.7 15.4 17.5 17.4 19.9 22.6 23.2 34.8 35.6 47.6 22.9 22.7 29.7 28.0 0.0 20.0 40.0 60.0 80.0 100.0 120.0 Expenses rose 13% year - over - year, driven by higher brokerage and transaction costs from increased trading volumes and higher compensation and bonus accruals reflecting headcount growth and stronger - than - expected performance, partially offset by lower marketing spend $ in millions 140.0 120.2 3Q 24 General and Administrative 4Q 24 1Q 25 2Q 25 3Q 25 Technology and Development Brokerage and Transaction Marketing and Branding 11 webullcorp.com/investor - relations/ 106.5 88.6 108.2 88.7

webullcorp.com/investor - relations/ 13 Appendix: Contra Revenue We offer marketing promotions to our platform users that are intended to increase the amount of platform users’ assets on our platform by incentivizing platform users to deposit more cash or transfer securities from other third - party brokerages into their Webull brokerage account in return for a promotional payment in cash or free shares. Most of our platform users are not considered customers under ASC 606, Revenues from Contracts with Customers (“ASC 606”), and promotional payments made to these platform users are accounted for as a marketing and branding expense. Conversely, for our platform users who have been determined to be customers under ASC 606, we account for these promotional payments as a reduction in revenue (i.e., “contra revenue”). The following presents how contra revenue impacted our trade related revenues. $ in millions 2025 Q3 2025 Q2 2025 Q1 2024 Q4 2024 Q3 Contra revenue impact on: Option handling fees Platform and trading fees Other revenue $ (2.24) (1.21) (0.21) $ (1.46) (3.22) (0.43) $ (0.10) (2.70) - $ (0.04) (1.03) - $ (0.03) (0.71) - $ (3.66) $ (5.11) $ (2.80) $ (1.07) $ (0.74) Total contra revenue

Appendix: Unaudited Reconciliations of Non - GAAP and GAAP Results 14 Adjusted Operating Expenses and Total Operating Expenses Reconciliation: Adjusted Operating Profit Reconciliation: $ in millions $ in millions 2025 Q3 2025 Q2 2025 Q1 2024 Q4 2024 Q3 Total operating expenses (GAAP) Less: share - based compensation Less: Webull Pay transaction related employee distribution $ 132.5 (4.4) (7.9) $ 135.2 (27.0) - $ 96.8 (8.1) - $ 95.2 (6.6) - $ 111.9 (5.4) - $ 120.2 $ 108.2 $ 88.7 $ 88.6 $ 106.5 Adjusted operating expenses (Non - GAAP) 2025 Q3 2025 Q2 2025 Q1 2024 Q4 2024 Q3 $ 38.9 $ (21.4) $ 19.5 $ 17.1 $ (9.3) (Loss) income before income taxes (GAAP) (14.5) 17.7 1.1 (2.1) (1.5) Add: Other expense (income), net 4.4 27.0 8.1 6.6 5.4 Add: Share - based compensation One - time transaction: 7.9 - - - - Add: Webull Pay transaction related employee distribution $ 36.7 $ 23.3 $ 28.7 $ 21.6 $ (5.4) Adjusted operating (loss) profit (Non - GAAP)

Appendix: Unaudited Reconciliations of Non - GAAP and GAAP Results (Cont.) 15 Adjusted Net (Loss) Income Reconciliation: 2025 Q3 2025 Q2 2025 Q1 2024 Q4 2024 Q3 $ 36.9 $ (28.3) $ 13.1 $ 10.8 $ (9.5) Net (loss) income attributable to the Company (GAAP) 4.4 27.0 8.1 6.6 5.4 Add: Share - based compensation (0.9) 5.7 0.1 (2.4) (1.6) Add: Foreign currency transaction losses (gains) One - time transactions: - 11.0 - - - Add: Equity offering costs 7.9 - - - - Add: Webull Pay transaction related employee distribution (15.4) - - - - Less: Gain from Webull Pay acquisition $ 32.9 $ 15.4 $ 21.3 $ 15.0 $ (5.7) Adjusted net (loss) income (Non - GAAP)

Appendix: Unaudited Reconciliations of Non - GAAP and GAAP Results (Cont.) 16 Adjusted Operating Expenses Reconciliation: (1) Certain reclassifications have been made to prior year amounts to conform to the current year presentation. The impact of these reclassifications is immaterial to the presentation of the financials taken as a whole. $ in millions 2025 Q3 2025 Q2 2025 Q1 2024 Q4 2024 Q3 Operating expenses (GAAP) $ 35.6 22.5 $ 34.8 19.1 $ 23.2 16.9 $ 22.6 17.5 $ 19.9 16.5 Brokerage and transaction Technology and development 29.4 45.0 30.3 51.0 23.0 33.7 23.4 31.7 48.1 27.4 Marketing and branding (1) General and administrative 132.5 135.2 96.8 95.2 111.9 Total operating expenses 2025 Q3 2025 Q2 2025 Q1 2024 Q4 2024 Q3 Less: Share - based compensation Technology and development Marketing and branding General and administrative 1.5 0.5 2.4 1.6 0.6 24.8 1.5 0.3 6.3 1.8 0.5 4.3 2.1 0.5 2.8 4.4 27.0 8.1 6.6 5.4 Total share - based compensation 2025 Q3 2025 Q2 2025 Q1 2024 Q4 2024 Q3 Less: Webull Pay transaction related employee distribution (one - time) 3.6 - - - - Technology and development 0.9 - - - - Marketing and branding 3.4 - - - - General and administrative 7.9 - - - - Total Webull Pay transaction related bonus 2025 Q3 2025 Q2 2025 Q1 2024 Q4 2024 Q3 Adjusted operating expenses (Non - GAAP) 35.6 34.8 23.2 22.6 19.9 Brokerage and transaction 17.4 17.5 15.4 15.7 14.4 Technology and development 28.0 29.7 22.7 22.9 47.6 Marketing and branding 39.2 26.2 27.4 27.4 24.6 General and administrative $ 120.2 $ 108.2 $ 88.7 $ 88.6 $ 106.5 Total adjusted operating expenses